                                                       -------------------------
                                                                    Bank Officer

                                      NOTE

                                                      Philadelphia, Pennsylvania

$75,000,000                                                      August 29, 1996


                    FOR VALUE RECEIVED, PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form (the "Borrower") promises to pay to the order of CORESTATES BANK, N.A., a national banking association ("Lender") (i) on or before the Termination Date (as defined in the Revolving Credit and Term Loan Agreement of even date (the "Loan Agreement") with respect to the Revolving Credit, the lesser of (x) Twenty Million Dollars ($20,000,000) or (y) the unpaid principal amount of all Advances made by the Lender to the Borrower under the Revolving Credit and (ii) on or before the Term Loan Maturity Date, applicable to a Term Loan, the aggregate unpaid principal amount of such Term Loan made by Lender to Borrower pursuant to the Loan Agreement, in lawful money of the United States of America and in immediately available funds. Borrower shall also pay monthly installments of the principal of each Term Loan when due pursuant to Section 2.1.3.2 of the Loan Agreement. All initially capitalized terms used herein shall have the same meanings ascribed to them in the Loan Agreement unless the context clearly requires to the contrary.

                    Borrower also promises to pay interest on the unpaid principal amount of all Advances of the Revolving Credit and all Floating Rate Term Loans from the Funding Date to maturity (whether by acceleration or otherwise) with respect to Base Rate Loans, at the Base Rate per annum, and with respect to Adjusted LIBOR Loans, at the sum of the Adjusted LIBOR on the relevant Interest Rate Determination Date plus one and eighty-five one-hundredths percent (1.85%) per annum. The applicable basis for determining the rate of interest with respect to Advances and all Floating Rate Term Loans shall be selected by Borrower at the time a Notice of Borrowing is given pursuant to Section 2.2.2 of the Loan Agreement or a Notice of Rate Election is given pursuant to Section 2.2.3 of the Loan Agreement. If on any day an Advance or Floating Rate Term Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of the Loan Agreement specifying the basis for determining the rate of interest, then such Advance or Floating Rate Term Loan shall bear interest as if a Base Rate Loan.

                    Borrower also promises to pay interest on the unpaid principal amount of all Fixed Rate Term Loans, from the date that the interest rate with respect to such Fixed Rate Term Loan became fixed to maturity (whether by acceleration or otherwise) at the rate of interest with respect to each such Fixed Rate Term Loan quoted by Lender in accordance with the provisions of the Loan Agreement and selected by Borrower at the time a Notice of Borrowing is given pursuant to Section 2.2.2 of the Loan Agreement or a notice of Rate Election is given pursuant to Section 2.2.3 of the Loan Agreement with respect to such Fixed Rate Term Loan.

                    Interest shall be payable on the Loans in arrears to the last Business Day of each month, with the first payment to be made on the first Business Day of the month next following the Closing Date and continuing thereafter on the first Business Day of each month and at maturity.

                    Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, and any other amount due to Lender under the Loan Agreement or any other Loan Document not paid when due, in any case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of (i) with respect to Revolving Credit Loans and Floating Rate Term Loans, the applicable Interest Rate until the expiration of the then applicable Interest Period, and after the expiration of the then applicable Interest Period at a rate which is two percent (2%) in excess of the Base Rate and (ii) with respect to Fixed Rate Term Loans, at a rate which is two percent (2%) per annum in excess of the rate of interest otherwise payable on such Fixed Rate Term Loan.

                    This Note is issued pursuant to and entitled to the benefits of the Loan Agreement to which reference is hereby made for a more complete statement of the terms and conditions pertaining to the Advances and Term Loans evidenced hereby are to be repaid.

                    All payments of principal and interest in respect of this Note shall be made by Borrower without setoff or counterclaim in immediately available funds and delivered to Lender not later than 12:00 noon (Philadelphia time) on the date due at Agent's offices located at Widener Building, 10th Floor, 1339 Chestnut Street, FC 1-8-10-67, Philadelphia, Pennsylvania 19107 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Funds received by Lender after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

                    Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                    Borrower authorizes Lender to charge Borrower's accounts with Lender (but only to the extent there are sufficient funds therein) in order to cause timely payment to be made to Lender of all principal, interest and fees hereunder as provided in Section 1.5 of the Loan Agreement.

                    Borrower may prepay all or any portion of the outstanding principal balance hereof subject to the terms and conditions of the Loan Agreement.

                    The liabilities and obligations of the Borrower hereunder shall be unconditional without regard to the liability or obligations of any other party and shall not be in any manner affected by any indulgence whatsoever granted or consented to by Lender, including, but without being limited to, any extension of time, renewal, waiver or other modification. Any failure of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

                    This Note shall be governed as to its validity, interpretation and effect by the internal laws of the Commonwealth of Pennsylvania for contracts made and to be performed in Pennsylvania. Borrower consents to the jurisdiction of the courts of Philadelphia County, Pennsylvania, or at the election of the holder hereof, the United States District Court for the Eastern District of Pennsylvania, in any and all actions and proceedings by Lender, and the Borrower hereby irrevocably agrees to service of process by registered mail, return receipt requested, postage prepaid at the Borrower's address appearing on Lender's records.

                    BORROWER HEREBY WAIVES, AND LENDER BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO, ACCEPT OR RELY UPON THIS NOTE.

                    Borrower hereby waives presentment, demand for payment, notice of dishonor or acceleration, protest or notice of protest and any and all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

                    Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon and all other Indebtedness may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

                    The terms of this Note may not be changed or amended orally but only by an agreement in writing and signed by Lender and Borrower.

                    Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, as provided in Section 1.6 of the Loan Agreement, incurred in the collection and enforcement of this Note. Borrower and endorsers of this Note hereby consent to extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                    If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

                    The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against the Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assume any personal liability for obligations entered into by the

Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

                    IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                                       PENNSYLVANIA REAL ESTATE
                                       INVESTMENT TRUST

                                       By: /s/ Jeffrey A. Linn

                                          -----------------------------------
                                          Jeffrey A. Linn, Senior Vice
                                                President - Acquisitions
                                                and Secretary